Exhibit 10.10

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective April 1, 2023, by and between Ludwig Enterprises, Inc. (“LUDG”) and The Fannon Group (“Company”) and Luke Fannon (“Consultant”).

WHEREAS, LUDG desires to enter into strategic relationships and secure valuable management consulting to assist in its operations, business strategy, and in its negotiations with strategic partners (the “Party Objectives”);

WHEREAS, Consultant is a principal in a Company that provides services for private and publicly traded companies with customized management consulting for development and operational duties fulfilling the expected role of acting Global Head of Sales and Marketing of the company. Duties and goals to be performed for LUDG are further described in Exhibit “A.”

WHEREAS, Company agrees to the services on a Non-exclusive basis subject to the terms, provisions, and conditions set forth herein;

NOW, THEREFORE, in view of the preceding and in consideration of the premises and mutual representations, warranties, covenants, and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Retention. LUDG hereby retains the Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be retained by LUDG on a non-exclusive basis subject to the terms, provisions, and conditions set forth herein.

Consulting Period. The Consultant’s engagement period hereunder shall commence on April 1, 2023, and will proceed on a month-to-month basis thereafter to January 1, 2024, at which time it may be extended or renegotiated by mutual consent. Either party may terminate this agreement without cause on a (30) thirty day written notice to the other. Consultant to be compensated as outlined herein through the date of termination.

Duties of Consultant. During the Consulting Period, the Consultant shall use its reasonable and best efforts to perform those actions and responsibilities necessary to assist LUDG with achieving its Objectives from time to time (the “Services”). The Consultant shall render such Services diligently, to the best of its ability. The Consultant will make the best effort to reach the agreed time frames, milestones, goals, and objectives of the company as outlined by The Advisory Board. Members of The Advisory board are listed in Exhibit A. All significant decisions binding the company to any new business agreements, legal changes, or efforts for Capital raising must be approved by the Board of Advisors (BOA). This will be accomplished through weekly reports to BOA in which The Consultant will provide a full report of activities, request approvals, and keep notes of the meeting for future review when needed. Meeting agreed actions and decisions would be outlined in emails to BOA.

Other Activities of Consultant. LUDG recognizes that the Consultant shall provide services to businesses and entities other than LUDG but not in direct competition or conflict by way of competition.

Compensation. In consideration for the Company entering into this Agreement and the Services provided hereunder, LUDG shall compensate the Company as follows:

Fee: Signing Bonus: LUDG agrees to: pay a signing bonus of 1) $5,000 cash payable on or within 5 business days of the 1st of April 2023 and 2) to direct LUDG’s transfer agent to issue 150,000 shares of LUDG restricted common stock to Consultant.

Fee: Monthly compensation: Commencing as of April 1, 2023 and for each month during the term of this agreement, LUDG agrees to pay to Company a monthly cash fee of $5,000 payable within 5 business days of the end of such month. LUDG pays in arrears.

Additionally, starting April 1, 2023, and each month thereafter until such time as the S1 is approved or this agreement is terminated, 1) Consultant will earn 50,000 shares of restricted common LUDG stock monthly however, once the S1 is approved the shares earned by Consultant will be reduced to 5,000 each month. LUDG will have its transfer agent issue shares earned by Consultant on the following schedule:

Upon funding of LUDG post effective S1 of $10 million (ten million dollars) the monthly fee would increase to $12,500.00 (twelve thousand five hundred dollars) per month.

Shares earned April, May & June will be transferred to Consultant within 5 business days of July 1, 2023

Shares earned July, August, September will be transferred to Consultant within 5 business days of October 1, 2023

Shares earned October, November and December will be transferred to the Consultant within 5 business days of January 1, 2024

In the event that the S1 is approved mid-month, the parties agree that the number of shares to be issued will become effective as of the 1st of the next month.

Expenses: Neither Company nor Consultant will incur any out-of-pocket expenses without prior approval by LUDG. LUDG agrees to reimburse Company for all expenses within 5 business days of submission of expense claim with receipts.

Disparagement:

Consultant agrees that the Company / Consultant and its officers, directors and related parties shall not transmit any negative derogatory communications, comments, posts, transmissions or the like about LUDG, its subsidiaries, officers, directors, consultants or representatives and if such should occur LUDG has the right to institute legal proceedings as it determines to be in the best interest the company.

Should the LUDG or its officers, directors and related parties transmit any untrue negative derogatory communications, comments, posts, transmissions or the like about Consultant or Company then Consultant/Company has the right to institute legal proceedings as Consultant/Company determines to be in the best interest of Consultant/Company.

Each party shall bear its own costs of litigation.

Notice. Any notice or other communication required, permitted, or desired to be given according to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person, by email listed below with confirmed receipt (auto replies are not confirmation) or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth below. The notice or communication shall be at least ten (10) business days, if not more. Any party hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph. The addresses of the parties are as follows:

To Consultant / Company:

Mr. Luke Fannon

President

The Fannon Group

301 Enfield Road

Delray Beach, FL 33444

484-429-5846

Luke@TheFannonGroup.com

To Ludwig Enterprises, Inc.: Ludwig

Enterprises, Inc.

Anne Blackstone, CEO

1749 Victorian Avenue #C-350

Sparks, Nevada 89431

786-235-9026

HQ@Ludwigent.com

www.Ludwigent.com

Waiver. No course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party. No waiver of any default or breach of this Agreement or application of any term, covenant, or provision hereof shall be deemed a continuing waiver or a waiver of any other breach or default or the waiver of any other application of any term, covenant, or provision.

Non-Guarantee. Consultant promises to exercise the best efforts in its duties and responsibilities and makes no guarantee it will be successful in any claims made to LUDG either verbally or pursuant to any results and claims stipulated in this agreement. Any comments regarding potential time frames and anything pertaining to the outcome of the Party’s requests are expressions of opinion only. LUDG acknowledges and agrees it is not required to make exclusive use of Consultant for any services Consultant holds no exclusive rights to the Party’s project.

Survival of Terms. Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination unless the context requires otherwise.

Confidentiality. The Consultant acknowledges that in the course of performing the Services, the Consultant may obtain knowledge of confidential and proprietary information of LUDG and other non-public information and trade secrets of LUDG (collectively, the “Confidential Information”). The Consultant shall not disclose any such Confidential Information to any third party without the prior written consent of LUDG and shall only use the Confidential Information in the performance of the Services hereunder to the extent, and only to the no extent, required. The Consultant acknowledges that the unauthorized disclosure of any Confidential Information will cause LUDG irreparable harm from which monetary damages alone would not be an adequate remedy. The Consultant agrees that LUDG shall be entitled to seek injunctive relief, specific performance, and other equitable relief with respect to any breach or threatened breach of the confidentiality obligations of the Consultant without being required to post a bond or other security or to establish irreparable harm. The remedies specified in this Section shall be in addition to all other remedies that may be available to LUDG at law or otherwise. Notwithstanding the foregoing, subject to providing LUDG with prior written notice of any intended disclosure of Confidential Information, the Consultant may disclose Confidential Information pursuant to applicable law or subpoena.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same instrument. Any signature by facsimile or by email PDF or similar format shall be valid and binding as if an original signature was delivered.

Captions. The caption headings in this Agreement are for the convenience of reference only and are not intended and shall not be construed as having any substantive effect.

Governing Law. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the state of Florida.

Limitation of Liability: Indemnification. Consultant shall not be liable to LUDG for any loss incurred in the performance of its Services hereunder unless caused by Consultant’s misconduct. LUDG agrees, at its sole defense, to indemnify and defend Consultant from and against any damages, claims, or suits by third parties against Consultant arising from the performance of Consultant’s Services hereunder unless caused by Consultant’s misconduct, malfeasance or breach of the terms and conditions set forth herein.

Entire Agreement/Modifications. This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding the Consultant’s retention by LUDG. This Agreement shall not be altered, amended, waived, or modified except in writing, duly executed by each of the parties hereto.

Warranty. LUDG and Consultant each hereby represent and warrant to the other that it is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is its legal, valid, binding obligation, enforceable against such party in accordance with its terms.

Severability. If any term, covenant, or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the same shall not affect the remainder of such term, covenant or provision, any other terms, covenants or provisions or any subsequent application of the such term, covenant or provision which shall be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof. In lieu of any such invalid, unlawful or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a term, covenant, or provision as similar in terms to such invalid, illegal or unenforceable term, the covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

Consultant:

Luke Fannon Consultant / President of Company

Ludwig Enterprises, Inc.:

Anne Blackstone, CEO Ludwig Enterprises, Inc.

Exhibit A

Duties of Consultant for LUDG

Objectives

1.          Create Press Releases and Marketing Plans for Companywide Initiatives

2.          Create content to be reviewed by Board of Consultants for insertion into all new websites (Ludwig, Precision, and mRNA for Life) create regional test funnel ads to be reviewed by Board of Consultants to secure marketing launch Campaign for supplement. This has nothing to do with the structural / coding building of website ~~design~~ and build out.

3.          Create proposed content for e-commerce site

4.          Assist regarding Bridge financing (subject to follow up and close with Frank and Marvin)

5.          Work for Frank as he secures an Investment Bank to go on cover of S1

6.          Work with Adam on social media content and campaign to bring eyes to LUDG

7.          Develop complete launch plan for NuGenea for Consumer, Professional and MLM segments.

Board of Advisors:

Dr. Marvin S. Hausman, MD
Frank Magliochetti PhD, MBA
Thomas Terwilliger MBA